Lingohr & Partner North America, Inc.

APPENDIX J

Code of Ethics

Lingohr & Partner North America, Inc. (“LPNA”) is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”).

LPNA has adopted the policies and procedures set forth in this Code of Ethics (this “Code”) which govern the activities of each officer, employee, associated, and access person of LPNA (collectively, the “Employee(s)”).

LPNA, however, has to observe German laws and regulations some of which may curtail the policies and procedures in this Code.

I.	PURPOSE OF CODE OF ETHICS

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires LPNA, as an SEC registered investment adviser, to establish, maintain and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that LPNA requires of its Employees, requires Employees to comply with applicable federal securities laws,1 and sets forth provisions regarding personal securities transactions by Employees.

In addition, Rule 204A of the Advisers Act requires LPNA to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information. Furthermore, LPNA and each of its Employees has a fiduciary obligation to LPNA’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to LPNA or such Employees by its clients. Finally, because LPNA and each of its Employees is a fiduciary to LPNA’s clients, LPNA and such Employees must maintain high ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between LPNA or such Employees, on the one hand, and LPNA’s clients, on the other.

To ensure that federal securities laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, LPNA has adopted the policies and procedures set forth in this Code. The policies and procedures set forth in this Code are intended to articulate LPNA’s policies, educate the Employees about the issues and LPNA’s policies, establish procedures for complying and monitoring compliance with those policies and procedures, and ensure to the extent feasible that LPNA satisfies its obligations in this area. By doing so, LPNA hopes to ensure that high ethical standards are maintained by LPNA and its Employees and that the reputation of LPNA is sustained.

II.	FIDUCIARY OBLIGATIONS IN GENERAL

As a fiduciary to LPNA’s clients, each Employee must avoid actual and apparent conflicts of interest with LPNA’s clients. Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts. Also, the SEC has determined that it is a conflict of interest for an investment

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“Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

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adviser’s employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of LPNA’s clients. If so, LPNA’s Employees are first obligated to make such limited opportunity available to LPNA’s clients. More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest is set forth below.

Fraudulent activities by Employees are prohibited. Specifically, any Employee, in connection with the purchase or sale, directly or indirectly, of a security may not:

•	Employ any device, scheme or artifice to defraud LPNA’s clients;

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Make any untrue statement of a material fact to LPNA’s clients or omit to state a material fact necessary in order to make the statements made to LPNA’s clients, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on LPNA’s clients; or

•	Engage in any manipulative practice with respect to LPNA’s clients.

If you have any questions regarding this Code, please contact the Chief Compliance Officer.

III.	DEFINITIONS

For purposes of this Code:

A.	“Automated Investment Plan” means a program in which regular periodic purchases (or withdrawals) of reportable securities are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

B.	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act. In general, beneficial ownership means that a person, directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. An indirect pecuniary interest includes (i) securities held by a member of a person’s immediate family sharing the same household, (ii) a persons’ interest in securities held by a trust, and (iii) a person’s right to acquire securities through the exercise of a derivative security. The definition of “beneficial ownership” is complex, and if you have any question whether you have a beneficial interest in a security, please consult with the Chief Compliance Officer. Any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

C.	“Registered Investment Company” means an investment company registered under the Investment Company Act.

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D.	“Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

E.	Limited Offering” means a private offering of securities to a limited investor base that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) or Rule 504, 505 or 506. Limited Offerings are sometimes referred to as private placements of securities. An example of a Limited Offering is a privately offered interest in a hedge fund.

F.	“Personal Account” means any securities and futures account of an Employee in which the Employee has a direct or pecuniary interest or for which such Employee influences or controls the investment decisions (other than accounts for LPNA’s clients, except those clients who fall within the list in the next sentence). An account established for the benefit of the following will be presumed to be a Personal Account unless the Employee and the Chief Compliance Officer agree otherwise in writing: (1) an Employee; (2) the spouse of an Employee; (3) any child of any Employee under the age of 21 of an Employee, whether or not residing with the Employee; (4) any other family member of the Employee residing in the same household with the Employee or to whose financial support the Employee makes a significant contribution; and (5) any other account in which the Employee has a direct or indirect beneficial interest (e.g. joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Employee has a beneficial interest).

G.	“Publicly Traded Security” means any equity or debt instrument traded on an exchange, through NASDAQ or through the “Pink Sheets,” any option to purchase or sell such equity or debt instrument, any index stock or bond group option that includes such equity or debt instrument, and futures contract on stock or bond groups that includes such equity or debt instrument, and any option on such futures contract. A Publicly Traded Security also means any security traded on foreign security exchanges, and publicly traded shares of registered closed-end investment companies, unit trusts, partnership and similar interests, notes, warrants, or fixed income instruments, and bonds and debt obligations issued by foreign governments, states, or municipalities. Securities issued by open-end funds that are not managed by LPNA, any government bonds, notes and bills, any government savings bonds and other instruments issued by any government, debt instruments issued by a banking institution (such as bankers’ acceptances, certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements) and U.S. and foreign currency (collectively, “Non-covered Securities”) are not considered Publicly Traded Securities for the purpose of this Code.

H.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

I.	“Reportable Security” means any Security, except that it does not include: (1) direct obligations of any Government; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements); (3) shares issued by money market funds; (4) shares issued by open end funds that are not managed or advised by LPNA or its affiliates; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

J.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment

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contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

IV.	INSIDER TRADING

It is unlawful to engage in “Insider Trading.” This means, in general, that no “insider” may (1) purchase or sell a security while in possession of material, nonpublic information about a company or (2) communicate material, nonpublic information about a company to another person where the communication leads to, or is intended to lead to, a purchase or sale of securities of such company. To educate Employees, more information describing “Insider Trading” and the penalties for such trading is set forth below. Compliance procedures regarding the use of inside information by Employees are also described.

A.	Insider Trading Defined

The term “Insider Trading” is generally used to refer to (1) a person’s use of material, nonpublic information with respect to an issuer of securities in connection with transactions in securities of the issuer and (2) certain communications of material, nonpublic information with respect to an issuer.

The laws concerning Insider Trading generally prohibit:

•	The purchase or sale of securities by an insider, while in possession of material, nonpublic information with respect to the issuer;

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The purchase or sale of securities of an issuer by a non-insider, while in possession of material, nonpublic information with respect to the issuer where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

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The communication of material, nonpublic information with respect to an issuer in violation of a confidentiality obligation where the information leads to a purchase or sale of securities of the issuer.

1.	Who is an Insider?

The concept of “insider” is broad. It generally includes officers, directors, employees, associated persons and controlling shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered

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insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

Under the “misappropriation theory,” a person may be considered an “insider” with respect to certain information under the following circumstances:

a) Whenever the person agrees to maintain the information in confidence;

b) Whenever the person communicating the information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, such that the person receiving the information should reasonably know that the other person expects the information to remain confidential; or

c) Whenever a person receives or obtains information from his or her spouse, parent, child, or sibling; provided, however, that the person receiving or obtaining the information may demonstrate that no duty of trust or confidence existed with respect to the information, by establishing that he or she neither knew nor reasonably should have known that the person who was the source of the information expected that the person would keep the information confidential, because of the parties’ history, pattern, or practice of sharing and maintaining confidences, and because there was no agreement or understanding to maintain the confidentiality of the information.

2.	What is Material Information?

Trading while in possession of inside information is not a basis for liability unless the information is “material.” Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.

3.	What is Nonpublic Information?

Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public.

B.	Penalties for Insider Trading

Penalties for trading in a security while in possession of or communicating material, nonpublic information with respect to the issuer of the security are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

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•	disgorgement of profits;

•	jail sentences;

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fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

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fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by LPNA, including dismissal of the persons involved.

C.	Policy Statement Regarding Insider Trading

LPNA expects that each of its Employees will obey the law and not trade in any security while in possession of material, nonpublic information with respect to the issuer of that security. In addition, LPNA discourages its Employees from seeking or knowingly obtaining material, nonpublic information with respect to any issuers to securities.

D.	Procedures to Prevent Insider Trading

If any Employee receives any information which may constitute material, nonpublic information with respect to an issuer of securities, the Employee (1) may not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities, for a Personal Account or a client account, (2) may not communicate such information to any other person, including family members and friends (other than the Chief Compliance Officer) and (3) must discuss promptly such information with the Chief Compliance Officer so the Chief Compliance Officer can make the appropriate additions to LPNA’s restricted list.

V.	OTHER CONFIDENTIAL INFORMATION

Certain information obtained by LPNA that does not constitute “inside” information still constitutes confidential information that must be protected by LPNA and its Employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below.

A.	Confidential Information Defined

As noted above, even if LPNA and its Employees do not receive material, nonpublic information (i.e., “inside information”), such persons may receive other confidential or sensitive information from or about LPNA’s clients, and they will also receive confidential or proprietary information about LPNA’s affairs.

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“Confidential Information” means any non-public information concerning LPNA’s activities or developed by LPNA or received by LPNA under an express or implied agreement or understanding the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by any other person.

Confidential Information may be in written, audio, video or computer readable form, or may be acquired through conversations in which an Employee is a party or which he or she has overheard. Such Confidential Information may include, among other things, information entrusted to LPNA by its clients, including his or her name and related financial information, the names of securities LPNA intends to buy or sell, and new product information or business plans.

Given the breadth of the above, all information that an Employee obtains through LPNA should be considered confidential unless that information is specifically available to the public.

B.	Policy Statement Regarding Use and Treatment of Confidential Information

All Confidential Information, whatever the source, may be used only in the performance of the Employee’s duties with LPNA. Confidential Information may not be used for any personal purpose, including the purchase or sale of securities for a Personal Account.

C.	Procedures Regarding Use and Treatment of Confidential Information

Employees have an obligation to be aware of, and sensitive to their treatment of Confidential Information. To safeguard this information:

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Precautions must be taken to avoid storing Confidential Information in plain view in public areas of LPNA’s facilities, including the reception areas, conference rooms and kitchens, and Employees must remove Confidential Information from these areas where it may be seen by visitors or other third parties.

•	Visitors must be escorted in and out of the office by Employees.

•	Particular care must be exercised when Confidential Information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes.

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Unless required by law, Confidential Information may not be shared with any person, including any spouse or other family member, who is not an Employee (or is not otherwise subject to a confidentiality agreement with LPNA) and who does not have a reason relating to such Employee’s responsibilities within LPNA to know that information.

VI.	PERSONAL TRADING

A.	Fiduciary Duty to Avoid Conflicts of Interest with Client Accounts

Because LPNA and each of its Employees is a fiduciary of LPNA’s clients, such persons must avoid actual and apparent conflicts of interest with LPNA’s clients. A client’s interest takes precedence over the personal interests of LPNA and its Employees. If a potential conflict arises, LPNA and the Employee must resolve the matter in the client’s favor.

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An actual or apparent conflict of interest could arise when both an Employee and LPNA, on behalf of a client, engage in a transaction involving the same security. In such cases, transactions for client accounts must take precedence over personal transactions.

Conflicts of interest also may arise when an Employee becomes aware of Limited Offerings, such as private placements, or offerings in interests in limited partnerships or any thinly traded securities, whether public or private. Because of the inherent potential for conflict, Limited Offerings demand extreme care and are subject to closer scrutiny in the pre-approval procedures discussed below.

B.	Policy Statement Regarding Personal Trading

LPNA recognizes that the personal investment transactions of its Employees and members of their immediate families demand the application of a strict code of ethics. Consequently, LPNA requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between LPNA and its Employees, on the one hand, and the client, on the other hand. Thus, LPNA has adopted the procedures set forth below.

C.	Personal Account Exemptions for Publicly Traded Securities

If an Employee certifies in writing that (1) the certifying Employee does not influence the investment decisions for any specified account of a spouse, child or dependent person and (2) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Employee has provided, the Chief Compliance Officer may, in his or her discretion, determine that such an account is not the Employee’s Personal Account and that purchases and sales of Publicly Traded Securities for such account are not subject to the pre-clearance and reporting requirements of this Code set forth below. The certification should be performed on an annual basis. If the nature of any such Employee account should change at any time during the year, the Employee must promptly notify the Chief Compliance Officer.

Similarly, if an Employee certifies in writing that trading in an account in which he or she has direct or indirect beneficial ownership is managed by someone other than the Employee, such as a third party who exercises complete investment discretion in managing the account, the Chief Compliance Officer, may, in his or her discretion, determine that purchases and sales of Publicly Traded Securities for such account are not subject to the pre-clearance and reporting requirements of this Code set forth below. In addition, written verification by the third party involved in the management of the account may also be required in certain circumstances. If the Employee has any role in managing the account, then this exception does not apply. The certification should be performed on an annual basis.

Any actual or appearance of a conflict of interest in the trading in the Employee’s exempted accounts may render these accounts subject to all of the provisions of this Code.

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D.	Procedures Regarding Personal Trading

1.	Pre-Clearance

LPNA requires written pre-clearance of purchases and sales of (i) all Publicly Traded Securities that are or will be held in an Employee’s Personal Account and (ii) all Limited Offerings or IPOs that are or will be beneficially owned by its Employees. This pre-clearance is intended to protect both LPNA and its Employees from even the appearance of impropriety with respect to any personal transactions.

If you have any doubt as to whether the pre-clearance requirement applies to a particular Security or whether a particular financial instrument constitutes a Security, please check with the Chief Compliance Officer before entering into that transaction.

The pre-clearance requirement is satisfied by completing the Intention to Execute Employee Personal Trades form, a copy of which is attached as Exhibit A. LPNA will treat the pre-clearance process as Confidential Information and will not disclose this information except as required by law or for appropriate business purposes, and Employees must do the same with respect to approvals or denials of any request for pre-clearance. The Chief Compliance Officer must obtain pre-clearance for his or her own personal purchases or sales from a Managing Director or President.

As part of the pre-clearance process, each Employee wishing to buy or sell a Security for a Personal Account must first confirm that he or she is not in receipt of any material, nonpublic information with respect to the issuer of the Security (i.e., “inside information”).

Pre-clearance is not automatically granted for every trade. Approval of a trade in a Personal Account means that, to the best of the Chief Compliance Officer’s or his designee’s knowledge:

•	Neither the Security nor any other Security of the same issuer is then being considered for purchase or sale by LPNA for any client during any given week.

•	A Security is “being considered for purchase or sale” when portfolio management has agreed on the purchase or sale of a Security. Once the trade has been executed, the consideration ceases to exist.

•	The Security is not on the Restricted List compiled by the Chief Compliance Officer.

•	Neither LPNA nor the Employee has any material non-public information regarding the issuer of the Security.

However, pre-clearance may be granted when portfolios are being rebalanced (not when individual Securities are being bought or sold for multiple accounts) if the equity Security under consideration has a market capitalization greater than $1 billion and the total consideration of the trade does not exceed $10,000. For purposes of clarity it is noted that the condition regarding possession of material non-public information above, and LPNA’s 30 day holding period (see 5. below), still apply with respect to this de minimis exception.

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Pre-clearance allows the Employee to initiate the trade within 48 hours in order to take time zone differences into account.

2.	Execution of Trades

The pre-clearance form must be completed on the day the Employee intends to initiate a transaction and the trade must be executed within 48 hours after pre-clearance authorization is received. If for some reason an Employee cannot initiate trade instructions within that time period, or the trade cannot be executed by the end of that period, a new form must be completed and the appropriate authorization must be obtained again.

3.	Limited Investment Opportunities

When an Employee intends to effect a transaction that is an investment in a Limited Offering (e.g., a private placement, limited partnership (including hedge funds)), or an IPO (each, a “Limited Investment Opportunity”), the Employee must first consider whether or not the planned investment is one that is appropriate for any clients of LPNA. Generally, LPNA’s strategies would not include Limited Investment Opportunities; however, pre-clearance is also required for Limited Investment Opportunities.

4.	Exceptions to the Pre-clearance Requirements

The following types of investments are not required to be pre-cleared. However, none of the transactions listed below are exempt from the periodic reporting requirements discussed below.

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Non-Volitional Transactions. The pre-clearance requirements do not apply to transactions as to which an Employee does not exercise investment discretion at the time of the transaction. For example, if a security owned by an Employee is called by the issuer of that security, the transaction does not have to be pre-cleared and the security may be delivered without pre-clearance. Similarly, if an option written by an Employee is exercised, then the stock may be delivered pursuant to that option without pre-clearing the transaction. However, if it is necessary to purchase securities in order to deliver them, the purchase of the securities must be pre-cleared. If the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance. All non-volitional transactions are required to be reported on the Transaction Report and, if necessary, the Annual Holdings Report.

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Automated Investment Plans. Purchases that are part of an established periodic Automated Investment Plan do not have to be pre-cleared, but participation in the plan should be pre-cleared prior to the first purchase. If an Employee’s spouse participates in such a plan at his or her place of employment, the Employee must pre-clear participation in the plan upon commencement of employment, or upon the spouse’s commencement of participation in the plan. Investments made through an automated investment plan must be reported on an Employee’s Annual Holdings Report.

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Tender Offers. Tendering shares pursuant to a public tender offer is subject to special rules. If the tender offer is for 100% of the outstanding shares of a particular class, pre-clearance is not required with respect to securities of that class. If the tender offer is for less than 100% of the outstanding shares of a particular class, pre-clearance is required. (LPNA may be participating in the transaction on behalf of client accounts and an employee’s participation could reduce the number of shares able to be tendered on behalf of a client.) In either case, tender offers must be reported on a Transaction Report and, if necessary, the Annual Holdings Report.

5.	Ban on Short-Term Trading Profits. Employees are expected to refrain from trading for short term profits. To discourage such trading, all profits from Publicly Traded Securities within a period of thirty (30) calendar days from the date of such an Employee’s most recent opening transaction in that security (e.g., the most recent acquisition in the case of a sale, the opening of a short position in the case of a cover transaction), shall be disgorged to LPNA or to a charitable organization at LPNA’s direction. If the position is being sold at a loss, the 30 day holding period will be waived. Day Trading (buying and selling in the same security on the same business day) of any Security is strictly prohibited.

6.	Public Mutual Funds managed or advised by LPNA or its affiliates shall not be purchased directly on any exchange by Employees. However, they can be acquired through the official fund administrator or the Employee can instruct his or her broker to purchase shares of the fund directly through the administrator.

E.	Reports of Personal Transactions (for All Reportable Securities)

1.	Submission of Certification. In order for LPNA to monitor compliance with this Code, each Employee shall submit, or shall cause to be submitted, to the Chief Compliance Officer the following certification:

a.	Initial Holdings Certification. Each Employee shall submit to the Chief Compliance Officer a complete and accurate Initial Holdings Certification within 10 calendar days of becoming an Employee, with information current as of a date no more than 45 calendar days prior to the date of his or her employment. The Initial Holdings Report includes all Reportable Securities the Employee had any direct or indirect beneficial ownership of upon commencement of employment by LPNA, regardless of whether or not the Reportable Securities are held in the Employee’s Personal Account. A copy of the Initial Holdings Certification is attached as Exhibit C.

b.

Account Statements. Each Employee shall authorize the brokerage firm or other firm where such Employee’s Personal Accounts are maintained to send to the Chief Compliance Officer duplicate confirmations of all transactions in Reportable Securities effected for such Employee’s Personal Accounts. A draft form letter that can be used for this purpose is attached hereto as Exhibit B.

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Furthermore, each Employee shall submit to the Chief Compliance officer a complete and accurate Quarterly Transaction Certification. The Quarterly Transaction Certification must be submitted within 30 days after the end of each calendar quarter and must cover, at a minimum, all transactions during the quarter. An example of a Quarterly Transaction Certification is attached as Exhibit D.

c.	Annual Holdings Certification. Each Employee shall submit a complete and accurate Annual Holdings Certification. The Annual Holdings Certification is due by April 1st of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted. A copy of the Annual Holdings Certification is attached as Exhibit C.

2.	Review and Retention of Reports

The Chief Compliance Officer shall review each transaction- and holdings certification, and compare the certifications reported against the Pre-approval Forms that were prepared during the month or the quarter, as the case may be, to determine whether any violations of LPNA’s policies or of the applicable securities laws took place. If there are any discrepancies between certification reports and Pre-approval Forms, the Chief Compliance Officer shall contact such Employee to resolve the discrepancy. Upon discovering a violation of these procedures, LPNA may impose such sanctions as it deems appropriate, including a letter of censure or suspension, a fine or termination of the employment of the violator.

VII.	OTHER BUSINESS CONDUCT

A.	Directorships Require Approval

Employees should discuss with the Chief Compliance Officer any invitations to serve on the board of directors for any private or public operating company. Care in this area is necessary because of the potential conflict of interest involved and the potential impediment created for accounts managed by LPNA in situations where Employees serving on boards obtain material nonpublic information in connection with their directorship, thereby effectively precluding the investment freedom that otherwise would be available to clients of LPNA. Each Employee must complete the Disclosure of Potential Conflicts, Outside Activities and Positions form, a copy of which is attached as Exhibit F, on an annual basis.

B.	Outside Employment or Other Activities

Employment or other outside activities pursued by an Employee of LPNA may result in possible conflicts of interests for the employee or for LPNA. Each Employee must complete the Disclosure of Potential Conflicts, Outside Activities and Positions form, a copy of which is attached as Exhibit F, on an annual basis. Outside activities that must be disclosed include such activities as the following:

•	Employment or compensation by any other entity;

•	Active involvement in any other business including part-time, evening or weekend involvement;

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•	Serving as an officer, director, partner, etc. in a publicly traded entity, non-publicly traded entity, or charitable/non-profit organization;

Written approval for the above activities in the financial service industry is to be obtained by an employee before undertaking any such activity so that a determination can be made that the activities do not interfere with any of the employee’s responsibilities with LPNA and so that any conflicts of interests respecting such activities may be addressed. A copy of the form “Disclosure of potential Conflicts, outside Activities and Positions” is attached as Exhibit F. This form shall all activities listed above irrespective of it industry affiliation.

C.	No Special Favors

No Employee may purchase or sell securities pursuant to any reciprocal arrangement arising from the allocation of brokerage or any other business dealings with a third party. Accepting information on or access to personal investments as an inducement to doing business with a specific broker on behalf of clients of LPNA – regardless of the form the favor takes – is strictly prohibited. Personal transactions which create the appearance of special favoritism should be avoided.

D.	Restrictions on Gifts and Entertainment

1.	Policy Statement. Employees should not offer or provide gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

2.	De Minimis Gifts. From time to time LPNA and/or Employees may receive gifts from third parties. Any gift received that has a value in excess of a de minimis amount should not be accepted. Generally, a gift of more than $250 would not be considered de minimis. Each Employee is responsible for determining the value of gifts received from third parties and whether a particular gift has de minimis value in the circumstances. However, Employees are reminded that the perception of a gift’s value by others is as important as the assessment of the gift’s value in the Employee’s judgment. Any gifts of cash or cash equivalent are strictly prohibited.

From time to time, LPNA and/or Employees may give or offer gifts to existing clients, prospective clients, or any entity that does business with or on behalf of LPNA. If the gift has a value in excess of a de minimis amount, such gift must be pre-approved by the Chief Compliance Officer.

A conflict of interest occurs when the personal interests of Employees interfere or could potentially interfere with their responsibilities to LPNA and its clients. The overriding principle is that Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

3.	Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of LPNA. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Lingohr & Partner North America, Inc.

Code of Ethics

LPNA and/or Employees may offer to or receive entertainment from existing clients, prospective clients, or any entity that does business with or on behalf of LPNA. If the entertainment has a value in excess of a de minimis amount, such entertainment must be pre-approved by the Chief Compliance Officer.

4.	Gifts & Entertainment to Government Officials. LPNA prohibits any gift and entertainment to US or foreign government officials or candidates for government office.

5.	Reporting of Gifts & Entertainment. All gifts and entertainment given or received in excess of the de minimis amount must be reported to the Chief Compliance Officer.

E.	Political Activity and Contributions

1.	No Contributions or Political Activity in the Name of LPNA. Unless properly authorized by LPNA, Employees are prohibited from making (or authorizing anyone else to make) any political contribution either in the name of LPNA or as a representative of LPNA. Employees also must obtain the prior approval of LPNA to lobby, or authorize anyone else to lobby, on LPNAs’ behalf.

2.	Prior Approval Required for Personal Contributions to State Political Candidates or PAC. Personal contributions for statewide or local political candidates must strictly adhere to limitations that apply generally and also to “pay to play” and similar regulations that apply to investment advisors and other financial institutions. On account of the variability of regulations among states, LPNA has adopted a policy that prohibits Employees from making contributions to candidates for state and local offices unless the contribution is reviewed and approved in advance by the Chief Compliance Officer.

Accordingly, before making any contribution to a political candidate for statewide or local office you must contact and receive the approval of the Chief Compliance Officer who will confirm that such contribution is consistent with pay to play and other regulations, and will not otherwise compromise LPNA. This policy does not apply to political candidates for federal offices, such as United States Senate or House of Representatives, unless such candidate currently holds a state or local office.

In all cases, contributions to a political candidate or party must be limited to the amounts permitted under applicable law, and not exceed amounts that would cause LPNA to be disqualified from advising governmental or related investment funds.

F.	Foreign Corrupt Practices Act.

The U.S. Foreign Corrupt Practices Act (“FCPA”) makes it unlawful for any U.S. company – as well as any of its officers, directors, employees, agents or stockholders acting on its behalf – to offer, pay, promise or authorize any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist the U.S. company in obtaining, retaining or directing business. Violators are subject to severe civil and criminal penalties, up to and including imprisonment. Other countries have similar laws. It is LPNA policy to strictly comply with the FCPA and all other applicable laws against bribery and other improper payments.

Lingohr & Partner North America, Inc.

Code of Ethics

Under the FCPA, a “foreign official” includes any officer or employee of a foreign government or any department, agency or instrumentality thereof. Accordingly, the FCPA’s prohibitions extend to all government employees, no matter how low-ranking or high-ranking, and to employees of government-owned business entities as well as government agencies. Not only the payment of money, but the giving of “anything of value” to a foreign official, foreign political party or official or candidate for foreign political office is prohibited. The FCPA does permit certain small payments to foreign officials to ensure that they perform routine, nondiscretionary governmental duties; however, before offering or making any type of gift or payment to or on behalf of a foreign official, Employees must obtain written approval in advance from the Chief Compliance Officer.

The FCPA not only prohibits direct payments to a foreign official, but also prohibits U.S. companies from making payments to third parties – such as a foreign partner, relative of a foreign partner, sales agent or other intermediary – with knowledge that all or a portion of the payment will be passed on to a foreign official. Accordingly, before LPNA retains any agent or intermediary who may be involved in soliciting a potential investment from, or other transaction with, a foreign government or government entity, written approval must be obtained in advance from the Chief Compliance Officer or the General Counsel.

VIII.	MISCELLANEOUS

A.	Importance of Adherence to Procedures

It is very important that all Employees adhere strictly to this Code. Any violations may result in serious sanctions, including dismissal from LPNA.

B.	Hardship Exemption

LPNA may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•

The Employee seeking the exception provides the Chief Compliance Officer with: (i) a description of the requirement from which the Employee seeks an exception; and (ii) an explanation of why compliance with the requirement would impose significant undue hardship on the Employee;

•	The Chief Compliance Officer believes that the exception would not harm or defraud LPNA or its Clients or violate the general principles stated in the Code; and

•	The Employee provides any supporting documentation that the Chief Compliance Officer may request.

Lingohr & Partner North America, Inc.

Code of Ethics

C.	Annual Circulation/Certification of Receipt of Code and Amendments

This Code shall be circulated at least annually to all Employees, and at least annually each Employee shall be asked to certify in writing pursuant to the form attached hereto as Exhibit E that he or she has received and followed this Code. Each Employee will also be asked to certify to the receipt of any amendments to the Code circulated during the year.

D.	Reporting of Violation of the Code

All Employees must report promptly to the Chief Compliance Officer any violation of this Code. All such reports will be treated confidentially to the extent permitted by law and LPNA shall not retaliate against any individual who reports a violation of this Code. Failure by any Employee to report a violation of the Code of Ethics is itself a violation of the Code.

E.	Retention of Records

LPNA shall retain all documents produced by the Chief Compliance Officer as required by this Code and all documents required to be submitted by Employees under this Code, including all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act and the rules thereunder.

F.	Questions

Any questions regarding this Code should be referred to the Chief Compliance Officer.

Lingohr & Partner North America, Inc.

Code of Ethics

List of Exhibits

Exhibit A	Intention to Execute Employee Personal Trades

Exhibit B	Broker or other custodian duplicate confirmation request form letter

Exhibit C	Annual Holdings Certification

Exhibit D	Quarterly Transaction Certification

Exhibit E	Annual Certification

Exhibit F	Disclosure of potential conflicts, outside activities and positions

Lingohr & Partner North America, Inc.

COMPLIANCE MANUAL

Exhibit A

Intention to Execute Employee Personal Trades

Employee Name:	Account Name:

Date	Buy	Sell	Shares/ Amount	Security Name	Symbol	Broker	Price

I confirm that I am not in possession of any Inside Information (as defined in LPNA’s Code of Ethics) concerning this security or its issuer.

Employee Signature:

Who should submit this form?	What trades require approval?

All Employees (including all Associated Persons).	Publicly-Traded Securities, including stocks, bonds, options. Private Placements, IPOs and other Limited Investment Opportunities

When should this form be submitted?	What trades do not require approval?

Before the trade is placed.

CDs, commercial paper, open-end mutual funds, banker acceptances and any Government bonds.

Non-volitional transactions, Automated Investment Plans, Tender Offers, money market funds, high quality short-term debt, shares issued by unit investment trusts invested exclusively in one or more open-end Funds.

Whose trades are covered?

Trades for Personal Accounts, including any account in which an Employee has a beneficial interest and each and every account for which an Employee, an Employee’s spouse, minor child or other dependent influences or controls investment decisions.

How long is approval valid?

The trade must be executed within 48 hours from the time that approval is given.

Who grants the approval?	How is approval granted?

The Chief Compliance Officer or his designee.	If approved, a copy of this form will be delivered to the Employee promptly and may be preceded by electronic confirmation and approval.

The Code of Ethics is designed to avoid the actual or apparent conflicts of interest between the interests of LPNA’s Employees and the interests of its clients. The guidelines presented above address the most commonly asked questions. Please refer to the Code of Ethics for a copy of the personal trading policy as well as for a complete explanation of these and other issues, or contact the Chief Compliance Officer directly.

Approval

Approval has been granted for the above transaction(s) in accordance with the current Code of Ethics.

Chief Compliance Officer	Date and Time Stamp

J-A-1

Lingohr & Partner North America, Inc.

COMPLIANCE MANUAL

Exhibit B

Form of Authorization Letter

[Date]

[Broker name and address]

RE:    [Employee]

Dear Sir or Madam:

Please be advised that the above referenced person is an employee of [                    ], an investment adviser registered with the Securities and Exchange Commission. We request that you send duplicate confirmation of this employee’s transactions in securities, as well as duplicate statements to the attention of:

This request is made pursuant to the personal trading policies of Lingohr & Partner North America, Inc. as required under federal and state law.

Thank you for your cooperation.

Sincerely,

Chief Compliance Officer

Authorization by Employee:
[name of employee]

cc:	[Employee]

J-F-2

Lingohr & Partner North America, Inc.

COMPLIANCE MANUAL

Exhibit C

HOLDINGS CERTIFICATION

Name of Employee:

Date of Submission:

Type of Report (check one):	Initial Holdings Report
Annual Holdings Report

☐ Check here if you are not the Beneficial Owner of any account or other covered securities held outside of a securities account (including both non-volitional trading accounts and Automated Investment Plan trading accounts)

I. Personal Accounts (Complete or attach an account statement for each account that includes all requested information. Any covered securities held outside of securities accounts must be manually reported in Section II below.)

Account Title	Broker/Institution Name and Address	Account Number

II. Covered Securities

	Name of Security	Type of Security	Identifier	Number of Shares	Principal Amount
1.
2.
3.
4.
5.
6.
7.
8.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities as defined in LPNA’s Code of Ethics.

Signature:	Date:

J-C-3

Lingohr & Partner North America, Inc.

COMPLIANCE MANUAL

Exhibit D

QUARTERLY TRANSACTION CERTIFICATION

Name of Employee:

Date of Submission:

I. Transactions

Trade Date and Transaction Type	Transaction Price and Number of Shares	Title/Name of Security	Identifier	Interest Rate and Maturity Date	Principle Amount	Broker/ Institution

Please initial on the appropriate line:

         I have no reportable securities transactions for the quarter ended                     .

         I hereby certify that the information contained in this report is accurate and that listed above are all transactions in covered securities (including both non-volitional trading accounts and Automated Investment Plan trading accounts) for the quarter ended                      with respect to which I have beneficial ownership.

         In lieu of manually completing this report of transactions in covered securities now maintained by a broker-dealer, I have required that all broker-dealers submit duplicate confirmations and account statements to the Firm. I have manually completed this report as to all other covered securities.

Signature:	Date:

Name:

J-D-4

Lingohr & Partner North America, Inc.

COMPLIANCE MANUAL

Exhibit E

Certificate of Receipt of Code of Ethics

I hereby certify that I have received a copy of the Code of Ethics of LPNA and that I have read it and understand it. I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of the provisions of the Code of Ethics and I understand the obligations set forth therein applicable to me. I agree to abide by and comply with all such policies and procedures.

Employee Signature:

Print Name:

Date:

J-E-5

Lingohr & Partner North America, Inc.

COMPLIANCE MANUAL

Exhibit F

LINGOHR & PARTNER NORTH AMERICA, INC. (“LPNA”)

DISCLOSURE OF POTENTIAL CONFLICTS, OUTSIDE ACTIVITIES AND POSITIONS

Name of Employee:

Date of Submission:

I. Outside Activities - I am currently involved in the following outside activities with an entity (whether a “for profit” business or charitable/non-profit organization) in which I:

•	Receive any compensation;

•	Take an active role in making management decisions;

•	Serve as an officer, director or general partner; or

•	Provide any advice about investments

Name of Entity	Nature of Affiliation	Public Company (Y/N)

I agree to promptly advise the Chief Compliance Officer of any change in the information set forth above, and upon request at any time, to provide such additional information about my activities as may be requested and acknowledge that the Chief Compliance Officer may impose conditions to the continuation of such activities.

J-F-6

Lingohr & Partner North America, Inc.

COMPLIANCE MANUAL

Exhibit F

II. Relatives In The Securities Industry - The following chart lists any relative, spouse or relative of a spouse (if such relative of your spouse lives in the same household as you) who is currently employed in the securities industry or does business with LPNA:

Name / Relationship	Employer	Position / Title

III. Relatives At A Public Company - The following chart lists any relative, spouse or relative of a spouse (if such relative of your spouse lives in the same household as you) who is currently employed at a publicly-traded company:

Name / Relationship	Employer	Position / Title

I hereby certify that the information contained herein is true, accurate, and complete and understand that I have an ongoing obligation to promptly notify LPNA should there be any change in the information set forth herein.

Signature:

Name:

Date:

J-F-7